Exhibit 99.1

Investor:	Media:	Company:
Doug Sherk	Steve DiMattia	Jim Klingler, CFO
dsherk@evcgroup.com	sdimattia@evcgroup.com	IR@nasmedical.com
or	(646) 277-0786	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

NORTH AMERICAN SCIENTIFIC ANNOUNCES CLOSING OF $15.5 MILLION
PRIVATE PLACEMENT OF COMMON STOCK

CHATSWORTH, CA - January 22, 2008 - North American Scientific, Inc. (Nasdaq:NASI), announced today the closing on January 18, 2008 of a private placement of shares of its common stock and the concurrent issuance of warrants for the purchase of common stock. The Company has received gross proceeds of $15.5 million from the financing which will be used for continued development of ClearPath™, the Company’s breast brachytherapy device, as well as working capital.

Three Arch Partners led the private placement and has invested $10 million. CHL Medical Partners invested $3 million and SF Capital Partners invested $2.5 million. Oppenheimer & Co. acted as the sole placement agent for the transaction. The private placement was approved by a committee of the Company’s Board of Directors consisting only of independent directors, and by the holders of a majority of the Company’s outstanding common stock.

John B. Rush, President and Chief Executive Officer of North American Scientific, stated “We are pleased to complete this financing, and we especially appreciate the continued support of Three Arch Partners and SF Capital Partners. We look forward to the success of our ClearPath product and continued sales growth in 2008.”

The private placement increased the Company’s stockholders’ equity from $753,000, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2007, which included the Company’s most recently filed balance sheet, to proforma stockholders’ equity of $14,868,000 assuming estimated closing costs of $1,385,000, and excluding financial results subsequent to July 31, 2007. The proforma stockholders’ equity exceeds the $2.5 million minimum stockholders’ equity requirement for listing on the Nasdaq Capital Market.

The investors have been issued 63,008,140 shares of the Company’s common stock at $0.246 per share as well as warrants to purchase 3,150,407 shares of common stock at an exercise price of $0.246 per share. The warrants are exercisable beginning 180 days after the date of closing until 7 years after the date of closing.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. North American Scientific agreed to file a registration statement after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants. In connection with this transaction, the investors and the directors and executive officers of the Company have executed lock-up agreements restricting their ability to sell shares of the Company’s common stock for a period of 180 days following the closing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.